Exhibit 99.1

Metabolix Reports Fourth Quarter and Full Year Financial Results and

Provides Business Update

CAMBRIDGE, Mass. (March  10, 2010) - Metabolix, Inc. (NASDAQ: MBLX), a bioscience company focused on developing sustainable solutions for plastics, chemicals and energy, today reported financial results for the three months and full year ended December 31, 2009.

The Company reported a net loss of $9.8 million or $0.39 per share for the fourth quarter of 2009 as compared to a net loss of $8.9 million or $0.40 per share for the fourth quarter of 2008. For the full year, the Company reported a net loss of $38.0 million or $1.62 per share as compared to a net loss of $36.0 million or $1.58 per share for 2008.

The Company’s net cash used for operating activities during the fourth quarter of 2009 was $5.9 million, which compares to net cash used of $3.7 million for the comparable quarter in 2008. Net cash used in operating activities for the full year 2009 was $25.8 million compared to $18.4 million for 2008. Unrestricted cash and short-term investments at December 31, 2009 totaled $92.2 million, which included net proceeds of $29.1 million from an equity offering completed in the fourth quarter. The Company continues to have no debt.

FOURTH QUARTER AND FULL YEAR 2009 FINANCIAL OVERVIEW

Metabolix currently manages its finances with an emphasis on cash flow.  Metabolix used $5.9 million of cash in operating activities for the fourth quarter 2009, which compares to net cash used of $3.7 million for the comparable quarter in 2008.  Net cash used in operating activities reflects the Company’s activities in sales and marketing development as well as research and product development.  The increase in net cash usage is primarily due to a decrease in cash received during the fourth quarter of 2009. The fourth quarter of 2008 included two quarterly support payments totaling $3.2 million received from Archer Daniels Midland Company (ADM), the Company’s Telles joint venture partner. No quarterly support payments were received from ADM after June 2009.

For the full year, net cash used in operating activities during 2009 was $25.8 million compared to $18.4 million for 2008.  The increase in net cash usage relates primarily to a decrease in cash receipts in 2009 as compared to 2008.  The decrease in cash receipts for the year was a result of a decrease of approximately $4.9 million in pre-commercial cost sharing and quarterly support payments from ADM, and a decrease of approximately $2.1 million in funds received from investment income.

Total revenue in the fourth quarter of 2009 was $0.2 million, compared to $0.4 million in the same period of 2008.  For the full years 2009 and 2008, revenue was $1.4 million and $1.6 million, respectively.  During both years the revenue was earned primarily from government research contracts.  The year-over-year decrease was attributable to lower revenue recognized from delivery of Mirel™ sample product and a decline in government research grant revenues, primarily related to the completion of the Company’s Strategic Environmental Research Development Program grant which ended in 2009.

For the three months ended December 31, 2009, total operating expenses were $10.0 million as compared to $9.7 million for the comparable quarter in 2008. The increase resulted from the hiring of additional personnel, including staff needed to support the Company’s planned commercial launch of Mirel bioplastics, offset partially by a slight decrease in research and development costs.  Operating expenses for the full year 2009 were $40.2 million compared to $40.4 million for 2008.

Research and development expenses were $6.0 million for the three months ended December 31, 2009 as compared to $6.2 million for the comparable quarter in 2008.   For the full year, research and development expenses were $24.5 million compared to $24.7 million for 2008.

Selling, general and administrative expenses were $4.1 million for the three months ended December 31, 2009 as compared to $3.6 million for the comparable quarter in 2008. The increase was due to increased salary and benefits related to new hires.  For the full year, selling, general and administrative expenses were $15.7 million compared to $15.8 million in 2008.

BUSINESS UPDATE

Richard Eno, CEO of Metabolix, stated, “We are very pleased to report that the manufacturing of Mirel bioplastic has begun at the Clinton facility and that we anticipate initial commercial deliveries to customers within the next month.  We continue to see significant demand for Mirel and are shifting our focus towards the ramp up of sales, the implementation of next generation Mirel technology, and the prospects for a plant expansion.”

The Company noted that it continues to be in a very early stage of commercialization and therefore capacity utilization levels at Clinton are expected to remain relatively low for the next few quarters.  Capacity utilization is expected to increase as production processes are optimized and as demand increases through acquisition of new customers.

The Company also commented on the status of its ongoing Food Contact Notification with the Food and Drug Administration. The Company noted that it had responded to two sets of comments by the FDA and continues to be confident that it can satisfy the needs for any additional commentary and data that may be requested as this process continues.  While it cannot be certain, the Company expects to be selling product for food contact applications during the current fiscal year and is already working with select food contact customers in product prototyping and taste and sensory testing.

With respect to research and development, Mr. Eno commented, “We are continuing to see progress in a number of important scientific areas, including the development of biobased C4 chemical products, and in a variety of crops that are being engineered to directly express various polymers.    As we push the envelope of this science further, we intend to create an array of bio-engineered products that are both environmentally superior and economically competitive with their petroleum-based counterparts.  We believe that this has the potential to address many of the world’s most challenging environmental issues while creating significant value for our partners and shareholders.”

Conference Call Information

Richard Eno, the Company’s President and CEO, and Joseph Hill, CFO, will host a conference call on Wednesday, March 10, 2010, at 4:30 p.m. (Eastern Time) to discuss these results. To participate, dial toll-free 1-800-967-7135 or 1-719-457-2604 (international) and enter the passcode: 4748905. The conference call will also be webcast and can be accessed from the Company’s website at www.metabolix.com in the investor relations section.

About Metabolix

Founded in 1992, Metabolix, Inc. is an innovation-driven bioscience company focused on providing sustainable solutions for the world’s needs for plastics, chemicals and energy. The Company is taking a systems approach, from gene to end product, integrating sophisticated biotechnology with advanced industrial practice. Metabolix is now developing and commercializing Mirel™, a family of high performance bioplastics which are biobased and biodegradable alternatives to many petroleum-based plastics. Metabolix is also developing a proprietary platform technology for co-producing plastics, chemicals and energy, from crops such as switchgrass, oilseeds and sugarcane.

For more information, please visit www.metabolix.com. (MBLX-E)

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding expected timing of commercial product deliveries to customers and potential food contact product sales, progress with the FDA related to approval for sale of products for food contact applications, expectations for customer demand for our products, expectations for manufacturing capacity utilization, and future research and development, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated and are detailed in Metabolix’s filings with the Securities and Exchange Commission, including its including its quarterly form 10-Qs filed during 2009, its 10-K for the year ended December 31, 2008 filed on March 12, 2009, and its 10-K for the year ended December 31, 2009, which is expected to be filed on or about March 11, 2010. Metabolix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

Contacts

Media:                                                           Matt Lindberg, ICR, (203) 682-8214, matthew.lindberg@icrinc.com

Brian Ruby, ICR, (203) 682-8268, brian.ruby@icrinc.com

Investors:                                          James Palczynski, ICR, (203) 682-8229, james.palczynski@icrinc.com

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METABOLIX, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

UNAUDITED

(in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenue:
Research and development revenue	$73	$123	$152	$229
License fee and royalty revenue from related parties revenue	29	25	120	120
License fee revenue	—	—	10	—
Grant revenue	103	251	1,143	1,206
Total revenue	205	399	1,425	1,555

Operating expense:
Research and development expenses, including cost of revenue	5,967	6,154	24,471	24,667
Selling, general, and administrative expenses	4,063	3,587	15,683	15,780
Total operating expenses	10,030	9,741	40,154	40,447
Loss from operations	(9,825)	(9,342)	(38,729)	(38,892)

Other income (expense):
Interest income, net	66	438	772	2,887
Net loss	$(9,759)	$(8,904)	$(37,957)	$(36,005)

Net loss per share:
Basic and Diluted	$(0.39)	$(0.40)	$(1.62)	$(1.58)

Number of shares used in per share calculations:
Basic and Diluted	24,740,188	22,975,729	23,435,264	22,839,913

METABOLIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

UNAUDITED

(in thousands)

	December 31,	December 31,
	2009	2008
Assets
Cash, cash equivalents and short-term investments	$92,202	$91,096
Other current assets	1,151	745
Restricted cash	593	593
Property and equipment, net	3,513	4,388
Other assets	95	124
Total assets	$97,554	$96,946

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$4,372	$4,445
Other current liabilities	190	165
Other long-term liabilities	649	805
Long-term deferred revenue	37,299	32,440
Total liabilities	42,510	37,855
Total stockholders’ equity	55,044	59,091
Total liabilities and stockholders’ equity	$97,554	$96,946

METABOLIX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

UNAUDITED

(in thousands)

	Twelve Months Ended
	December 31,
	2009	2008
Cash flows from operating activities
Net loss	$(37,957)	$(36,005)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	2,734	3,731
Charge for 401(k) company common stock match	428	400
Stock-based compensation	4,653	4,439
Gain on the sale of equipment	(70)	—
Changes in operating assets and liabilities:
Other operating assets and liabilities	(66)	(346)
Deferred revenue	4,519	9,389
Net cash used in operating activities	(25,759)	(18,392)

Cash flows from investing activities
Purchase of property and equipment	(2,017)	(794)
Proceeds from the sale of equipment	70	—
Change in restricted cash	—	(95)
Purchase of short-term investments	(119,956)	(132,826)
Proceeds the from sale and maturity of short-term investments	103,048	154,804
Net cash provided by (used) in investing activities	(18,855)	21,089

Cash flows from financing activities
Proceeds from options and warrants exercised	116	811
Proceeds from public stock offering, net of offering costs of $1,932	29,118	—
Net cash provided by financing activities	29,234	811

Net increase (decrease) in cash and cash equivalents	(15,380)	3,508
Cash and cash equivalents at beginning of period	26,194	22,686
Cash and cash equivalents at end of period	$10,814	$26,194